EXHIBIT 10.1


                            EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is made as of August 9, 2000, by and between Official Payments Corporation, a Delaware corporation (the "Company"), and Edward J. DiMaria ("Executive").

         WHEREAS, the Company desires to employ Executive to serve as its Chief Financial Officer on the terms and conditions herein provided; and

         WHEREAS, Executive desires to become an employee of the Company on the terms and conditions herein provided.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Employment. Subject to the terms and conditions herein provided, the Company hereby employs Executive as Chief Financial Officer of the Company, reporting directly to the Chief Executive Officer. During the Employment Period (as hereinafter defined), Executive shall faithfully and diligently perform his duties under this Agreement and shall use his best efforts to promote the interests of the Company.

         2. Term. Subject to the terms and conditions hereof, the initial term of employment of Executive by the Company under this Agreement shall be for the period commencing on September 11, 2000 or other date mutually agreed upon by the parties in writing (the "Commencement Date") and expiring when terminated as provided in Section 8 hereof. For purposes hereof, such period is referred to herein as the "Employment Period."

         3. Executive's Obligations. Executive shall at all times comply with and be subject to the Company's policies, procedures, directives and regulations as established by the Company from time to time. Executive accepts such employment, responsibility and authority and agrees to perform the services of Chief Financial Officer of the Company and such other services as shall from time to time be reasonably assigned to him and agrees to devote all of his working time, skill and attention to such services. Executive shall not engage in any other business activity. Notwithstanding the foregoing, the parties agree that Executive may continue any educational, charitable and community activities (including membership on boards of educational, charitable or community organizations) in which he is engaged on the date hereof and may engage in other educational, charitable and community activities (including membership on the boards of educational, charitable or community organizations) and serve on the boards of directors of, or as an advisor to, other companies (including Conek Systems, Inc. and Best Friends Pet Care, Inc., in the latter case while such company is pursuing a sale or other recapitalization transaction) that do not compete (in the sole discretion of the Company's Board of Directors) with the Company, provided that such activities do not materially interfere with the performance of his duties to the Company.

         4. Executive's Compensation and Benefits. During the Employment Period, as full compensation to the Executive for his performance of the services hereunder and for his acceptance of the responsibilities described herein, the Company agrees to pay the Executive, and the Executive agrees to accept, the following salary and other benefits:

                  (a) Base Salary. From the Commencement Date, the Company shall pay Executive a salary at the annual rate of $195,000 (as such may be increased from time to time in the sole discretion of the Compensation Committee of the Company's Board of Directors, the "Base Salary"). The Base Salary shall be payable in accordance with the Company's standard payment policy, less any amounts required to be withheld by the Company from such Base Salary pursuant to the Other Benefit Plans (as hereinafter defined) and applicable laws and regulations.

                  (b) Signing Bonus. On the Commencement Date, the Company shall make a one-time payment to Executive of $60,000.

                  (c) Bonus. Executive shall be eligible to receive annual bonuses of up to 50% of the Base Salary (each a "Bonus") at the discretion of, in the amounts, at the times and based upon certain written performance criteria determined by, the compensation committee of the Company's Board of Directors (the "Compensation Committee"). Executive agrees that there can be no assurance that the Compensation Committee will grant a Bonus in any year; provided, however, that Executive shall receive a guaranteed minimum Bonus for the year immediately following the Commencement Date of not less than $35,000 (the "Minimum First Year Bonus"), which shall be paid not later than the one-year anniversary of the Commencement Date.

                  (d) Long-Term Incentives. On the Commencement Date, Executive will be granted options (the "Executive Options") to purchase 200,000 shares of the common stock, par value $.01 per share, of the Company (the "Common Stock"), subject to (i) the terms and conditions set forth in the forms of Option Agreement annexed hereto as Annexes A and B (collectively, the "Option Agreements") and (ii) with respect to not more than 35,000 of the aforementioned 200,000 shares underlying the Executive Options, to the extent shares of Common Stock are not available for issuance pursuant to the exercise of stock options under the Company's 1999 Stock Incentive Plan, the stockholders of the Company approving an amendment to such plan increasing the number of shares of Common Stock available for issuance under such plan (the "Option Plan Amendment"). In connection with the foregoing, to the maximum extent permitted by Section 422 of the Internal Revenue Code of 1986, as amended, the Executive Options shall be incentive stock options, and the remainder of the Executive Options shall be non-qualified stock options. To the extent the Company's stockholders do not approve the Option Plan Amendment and the Executive is therefore unable to be granted a portion of the Executive Options, the parties shall negotiate in good faith to formulate an alternative compensation arrangement intended to provide Executive with substantially equivalent future economic value as represented by the Executive Options unable to be granted; provided, however, that in the event the parties are not able to agree upon such an alternative compensation arrangement prior to October 31, 2000, Executive may, prior to November 15, 2000, terminate the Employment Period on account of such failure to agree and receive the benefits described in Section 8(a) hereof (without duplication of benefits if Executive terminates the Employment Period pursuant to the proviso in the last sentence of Section 4(e) hereof), and notwithstanding anything in this Agreement to the contrary, neither party shall have any other obligations to the other hereunder upon and following such termination (except for obligations pursuant to Sections 5, 6, 8(g) and 10 of this Agreement).

                  (e) Additional Performance-Based Incentive Options. The Company shall grant Executive options to purchase an additional 50,000 shares of Common Stock (the "Additional Options") on the earliest to occur of the following dates (such earliest date, the "date of grant" for purposes of the Option Agreements): (i) the one-year anniversary of the Commencement Date (provided that Executive is still employed by the Company on such date) or (ii) the date as of which the Compensation Committee, in its sole discretion, shall have determined that Executive has satisfied the specific performance goals established (for the purposes of this Section 4(e) and Executive's employment under this Agreement) by the Compensation Committee (upon consultation with Executive) within 60 days of the Commencement Date. Any options granted pursuant to the preceding sentence shall (i) be subject to the terms and conditions of the Option Agreements and the stockholders of the Company approving the Option Plan Amendment and
(ii) have an exercise price equal to the lower of (x) the exercise price of the Executive Options and (y) the fair market value of the Common Stock on the date on which the Additional Options are granted. In connection with the foregoing, to the maximum extent permitted by Section 422 of the Internal Revenue Code of 1986, as amended, the Additional Options shall be incentive stock options, and the remainder of the Additional Options shall be non-qualified stock options. To the extent the Company's stockholders do not approve the Option Plan Amendment and the Executive is therefore unable to be granted all or a portion of the Additional Options, the parties shall negotiate in good faith to formulate an alternative compensation arrangement intended to provide Executive with substantially equivalent future economic value as represented by the Additional Options; provided, however, that in the event the parties are not able to agree upon such an alternative compensation arrangement prior to October 31, 2000, Executive may, prior to November 15, 2000, terminate the Employment Period on account of such failure to agree and receive the benefits described in Section 8(a) hereof (without duplication of benefits if Executive terminates the Employment Period pursuant to the proviso in the last sentence of Section 4(d) hereof), and notwithstanding anything in this Agreement to the contrary, neither party shall have any other obligations to the other hereunder upon and following such termination (except for obligations pursuant to Sections 5, 6, 8(g) and 10 of this Agreement).

                  (f) Other Benefit Plans. Subject to eligibility requirements, and to the extent permitted by law, Executive shall be entitled to participate in any and all employee benefit plans (including, but not limited to, retirement, life insurance, medical, dental, disability and savings plans) established or maintained by the Company from time to time for the benefit of its employees (or executives) in general
(collectively, the "Other Benefit Plans").

                  (g) Vacation. Executive shall be entitled to four weeks paid vacation per annum.

         5. Reasonable Expenses. The Company will reimburse Executive for all reasonable business expenses, including travel and lodging, which are properly incurred by him in the performance of his duties hereunder, upon presentation of proper vouchers therefor and in accordance with such limitations and reporting requirements established from time to time by the Company for such reimbursements.

         6. Assistance. Executive shall make himself reasonably available, upon the request of the Company, to testify or otherwise assist in litigation, arbitration, or other disputes involving the Company, or any of its officers, directors, employees, subsidiaries (whether or not in existence on the date hereof, for all purposes of this Agreement) or affiliates, during and after the Employment Period.

         7.       Covenant Not to Compete; Nonsolicitation.

                  (a) Non-Compete. During the Employment Period and for a period of one year after the termination thereof (the "Non-Compete Period"), except in the proper performance of his services as an officer and employee of the Company, Executive shall not, either individually or as a partner, joint venturer, consultant, shareholder, member or Representative (as hereinafter defined) of another Person (as hereinafter defined) or otherwise, directly or indirectly, participate in, engage in, or have a financial or management interest in, promote or assist any other Person in any business operation or enterprise if such business operation or enterprise engages, or would engage, in a Restricted Business (as hereinafter defined) in a Restricted Area (as hereinafter defined); provided, however, that Executive may own up to one percent of the outstanding equity securities of any Person.

                  For purposes of this Agreement:

                  "Person" means an individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or division or operating group of any of the foregoing, a government or department or agency thereof, or any other entity.

                  "Representative" means any officer, director, principal, agent, employee, consultant or other duly authorized representative of a Person.

                  "Restricted Business" means any business involved in the processing of payments to government entities or any other business in which the Company is actively engaged on the date of termination of the Employment Period.

                  "Restricted Area" means any country in which the Company or a subsidiary of the Company conducts a Restricted Business on the date of termination of the Employment Period.

                  (b) Non-Solicitation. During the Non-Compete Period, Executive shall not, directly or indirectly (i) employ or seek to employ any person who is at the date on which the Employment Period is terminated (the "Termination Date"), an officer, general manager or director or equivalent or more senior level employee of the Company, its subsidiaries or affiliates, or otherwise solicit, encourage, cause or induce any such employee of the Company, its subsidiaries or affiliates to terminate such employee's employment with the Company, its subsidiaries or affiliates for the employment of another entity (including for this purpose the contracting with any Person who was an independent contractor (excluding consultant) of the Company, its subsidiaries or affiliates) during such period); or (ii) take any action that would interfere with the relationship of the Company, its subsidiaries or its affiliates with their respective clients, suppliers and franchisees, except to the extent permitted by the Board of Directors.

                  (c) Enforcement. Executive agrees that all restrictions and agreements contained in this Section 7 (including, without limitation, those relating to duration and restricted territory) are necessary and fundamental to the protection of the business of the Company and are reasonable and valid. Executive agrees that the remedy at law for any breach of this Agreement will be inadequate, and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, Executive agrees that upon breach of this Section 7, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened further breach. Nothing in this Agreement shall be deemed to limit the Company's remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement that may be pursued or availed of by the Company. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.

                  Although the restrictions contained in Sections 7(a) and
(b) are considered by the parties to be fair and reasonable under the circumstances, it is recognized that restrictions of such nature may fail for technical reasons, and accordingly, it is hereby agreed that if any of such restrictions shall be adjudged by a court of competent jurisdiction to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted, the period thereof reduced or the area dealt with thereby reduced in scope, the restrictions contained in Sections 7(a) and (b) shall be enforced to the maximum extent permitted by law, and the parties consent and agree that such scope or wording may be accordingly judicially modified in any proceeding brought to enforce such restrictions.

                  Notwithstanding that Executive's employment hereunder may be terminated as provided in Section 8, this Section 7 shall survive such termination.

         8.       Termination.

                  (a) Termination by the Company Without Cause. The Company may immediately upon written notice to Executive terminate the Employment Period for any reason other than the reasons specified in Sections 8(b), 8(c) and 8(d). Upon termination of the Employment Period pursuant to this
Section 8(a), neither then Company nor Executive, as the case may be, shall have liability or obligation to the other in respect of this Agreement, except as provided in Sections 8(g) and 11(m) and as set forth below:

                           (i) within seven days of the Termination Date, the Company shall pay Executive a lump sum amount equal to the Base Salary;

                           (ii) In the event the Termination Date occurs prior to the first anniversary of the Commencement Date, within seven days of the Termination Date, the Company shall pay Executive the Minimum First Year Bonus;

                           (iii) For the one-year period following the Termination Date, the Company shall continue Executive's participation in the Other Benefits Plans (as hereinafter defined), to the extent Executive had participated in such benefit plans as of the Termination Date; provided, however, that to the extent Executive's participation in the Other Benefit Plans after the Termination Date is not permitted under the terms of such plans, the Company shall (at its sole discretion) provide Executive with equivalent benefits or cash payments in consideration thereof; and

                           (iv) In the event the Termination Date occurs prior to the first anniversary of the Commencement Date, that number of the Executive Options shall immediately vest as equals the number of options which otherwise would have vested on the first anniversary of the Commencement Date under the terms of the Option Agreements if Executive were still employed with the Company and all other unvested Executive Options and the Additional Options (if granted prior to the Termination Date) shall be immediately cancelled and be of no further force and effect; provided, however, that the foregoing shall take into account the previous exercise by Executive of any non-qualified options (deemed to be part of the Executive Options) for shares of the Common Stock (such shares, "Non-Qualified Option Shares"), in which case, upon the Termination Date the Company's right of repurchase shall immediately lapse with respect to that number of the Non-Qualified Option Shares as otherwise would have lapsed on the first anniversary of the Commencement Date under the terms of the applicable Option Agreement if the Executive were still employed with the Company.

                  (b) Death. If Executive dies during the Employment Period, the Employment Period shall automatically terminate and all obligations of the parties hereunder shall terminate effective as of the time of death, except for obligations under the Other Benefit Plans in which Executive participates as of the time of death, for which the terms of such plans shall govern, as the case may be.

                  (c) Disability. If Executive becomes Disabled (as hereinafter defined) during the Employment Period, the Company shall be entitled to terminate his employment and the Employment Period upon written notice to Executive or a person acting on his behalf. In the event of such termination, Executive shall be released from any duties hereunder (except as otherwise provided in this Agreement), and for the one-year period following such termination, the Company shall be required to pay Executive the Base Salary then in effect (the "Salary Continuation Period"). In such event, Executive shall continue to participate during the Salary Continuation Period in the Other Benefit Plans in which he participates as of the Termination Date. For the purposes of this Agreement, "Disabled" means mental or physical impairment or incapacity rendering Executive substantially unable to perform his duties under this Agreement for a period of longer than 120 days out of any 360-day period during the Employment Period. A determination of whether Executive is Disabled shall be made by the Company in its sole discretion upon its own initiative after obtaining certification from a duly licensed physician or upon request of Executive or a person acting on his behalf.

                  (d) Termination by the Company With Cause. The Company may terminate the Employment Period effective immediately upon written notice to Executive in the event of any of the following:

                  (i) Executive's material breach of any material term or condition of this Agreement, such breach continuing unremedied for 30 days after written notice thereof from the Company describing the acts constituting the breach and requesting that they be remedied;

                  (ii) Executive's (A) personal dishonesty, fraud, misappropriation, willful misconduct or breach of fiduciary duty, in each such case materially harmful to the Company's property, personnel or business operations, or materially damaging to the Company's relationships with its customers, clients, suppliers or employees or materially detrimental to the goodwill of the Company; or (B) failure to perform substantially the duties of his employment or his other obligations hereunder, or any continuing action by Executive materially detrimental to the goodwill of the Company or materially damaging to the Company's relationships with its customers, clients, suppliers or employees, which non-performance or actions remain unremedied for 30 days after written notice thereof from the Company describing in reasonable detail the non-performance or actions and requesting that they be remedied;

                  (iii) Executive's pleading guilty or no-contest to, or conviction of, a felony or a crime involving moral turpitude or fraud;

                  (iv) Executive's misappropriation (or attempted misappropriation) of the Company's funds or property or of a business opportunity of the Company, including, without limitation, attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company;

                  (v) Executive's conviction of any criminal offense involving dishonesty or breach of trust or money laundering, or Executive's agreement to enter into a pretrial diversion or similar program in connection with a prosecution for such offense;

                  (vi) Executive's excessive drunkenness, sale or use of illegal drugs or abuse of any controlled substance; or

                  (vii) Executive's excessive absenteeism not related to Executive's illness, which absenteeism remains unremedied for 30 days after written notice by the Company requesting that it be remedied.

         Upon termination of the Employment Period pursuant to this Section 8(d), the Company will not have any liability to Executive in respect of this Agreement, including, without limitation, claims for damages or liability to the Company by Executive for compensation, severance payments and other benefits which otherwise would have accrued to Executive hereunder after termination; provided, however, that all compensation, benefits and reimbursements accrued through the Termination Date shall be paid to Executive at the times normally paid by the Company.

                  (e) Executive's Voluntary Termination. Executive may terminate the Employment Period upon 30 days written notice to the Company, and upon such termination, the provisions of the last paragraph of Section 8(d) shall apply. Upon termination of the Employment Period pursuant to this Section 8(e), the Company will not have any liability to Executive in respect of this Agreement, including, without limitation, claims for damages or liability to the Company by Executive for compensation, severance payments and other benefits which otherwise would have accrued to Executive hereunder after termination; provided, however, that all compensation, benefits and reimbursements accrued through the Termination Date shall be paid to Executive at the times normally paid by the Company. Executive agrees, in connection with the termination of the Employment Period pursuant to this Section 8(e), not to disclose publically his intent to resign.

                  (f) Termination by Executive for Good Reason. Executive may terminate the Employment Period at any time for Good Reason (as hereinafter defined). For the purposes hereof, "Good Reason" shall mean (i) a material diminution of Executive's authority, duties and responsibilities as provided in Section 3, (ii) a reduction in or failure to pay timely the Base Salary, (iii) the appointment of any person to a superior executive position in the Company's finance department or a change in Executive's direct reporting status to an officer of the Company other than the Chief Executive Officer (or equivalent), (iv) any relocation of the Company's corporate headquarters to a place 90 miles or more outside New York City,
(v) the Company's breach of any material term or condition of this Agreement, and (vi) any termination of the Employment Period within the thirty days immediately following the expiration of the three-month period following a Change of Control (as hereinafter defined); provided, however, that each of the reasons set forth in clauses (i) through (vi) above shall be identified in written notice thereof delivered by Executive to the Company specifying the nature of the reason and the Company shall have been afforded a period of 30 days to respond to such notice and cure the condition set forth in such notice if capable of being cured. If Executive terminates this Agreement for Good Reason, the provisions of Section 8(a) shall apply.

                  For purposes of this Agreement, "Change of Control" shall mean: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and subsidiaries, taken as a whole to any Person other than to the Company or one of its wholly-owned subsidiaries; (ii) the Company consolidates with or merges into another Person (other than a subsidiary) or any Person (other than a subsidiary) consolidates with, or merges into, the Company, in any such event pursuant to a transaction in which the outstanding shares of common stock of the Company are changed into or exchanged for cash, securities or other property, other than any such transaction where the holders of the shares of common stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a controlling interest in the voting equity of the surviving or resulting Person immediately after such transaction; (iii) the consummation of any transaction or series of transactions (including. without limitation, any merger or consolidation), as a result of which any Person (other than a subsidiary of the Company) becomes the beneficial owner (as such term is defined in Rule l3d-3 and Rule l3d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of fifty percent (50%) or more of the voting equity of the Company; or (iv) a change in the composition of the Company's Board of Directors, as a result of which fewer than a majority of the incumbent directors are directors who either (A) had been directors of the Company on the Commencement Date or the date 24 months prior to the date of the event that may constitute a Change of Control (the "original directors") or (B) were elected, or nominated for election, to the Company's Board of Directors with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved. Notwithstanding the foregoing, the term "Change of Control" shall not include any transaction or series of transactions with or to (i) any affiliate of the Company, (ii) any entity or successor entity in which the Company holds at least a majority of the total voting power of such entity or successor entity (or retains the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the members of the board of directors or other governing body of such entity or successor entity),
(iii) any entity or successor entity in which no person or entity holds a greater percentage of the total voting power of such entity or successor entity than the Company's percentage voting interest in such entity or successor entity or (iv) any entity formed at the direction of the Company in connection with obtaining financing for the Company or any of its subsidiaries under an arrangement that provides the Company with an option to reacquire its assets or other properties or other similar financing arrangement.

                  (g) Applicability of Section 7. Executive acknowledges and agrees that in the event the Employment Period is terminated pursuant to Section 4(d), 4(e) or 8 (other than Section 8(b)), and notwithstanding the termination of this Agreement in connection therewith, he shall continue to be subject to the provisions of Section 7 of this Agreement.

         9. Insurance. The Company will have the right at its own cost and expense to apply for and secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering Executive, and Executive agrees to submit to the usual and customary medical examination and otherwise to cooperate with the Company in connection with the procurement of any such insurance, and any claims thereunder.

         10. Confidentiality; Books and Records; Company Property. Except in accordance with the provisions of this Agreement, during the Employment Period and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not use for the benefit of Executive or others, all confidential matters and affairs relating to the Company. Upon any termination of this Agreement, Executive shall promptly deliver to the Company all confidential information theretofore supplied to him, and each copy thereof, whether in his possession or otherwise available to him, and shall certify in writing to the Company that all analyses, studies and other documents that discuss or analyze the business of the Company have been destroyed. All papers, books and records of every kind and description relating to the business and affairs of the Company, whether or not prepared by Executive, and all property owned by the Company shall be the sole and exclusive property of the Company and Executive shall surrender them to the Company upon request, during and after the Employment Period.

         11.      Miscellaneous.

                  (a) Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement to any of the other parties shall be in writing and shall be deemed to have been duly given (i) upon delivery in person, (ii) the day following dispatch by a recognized overnight courier service (such as Federal Express or UPS, etc.), (iii) upon facsimile transmission (with written confirmation and copy by first class mail), or (iv) five days after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

                  If to the Company, addressed to:

                  Official Payments Corporation
                  Three Landmark Square
                  Stamford, CT 06901-2501
                  Facsimile: (203) 356-0303

                  If to Executive, addressed to:

                  Edward J. Dimaria
                  6 Hawley Lane
                  Monroe, CT 06468
                  Facsimile: (203) 261-7318

                  (b) Amendments. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties.

                  (c) Assignment. Executive acknowledges that the services required of Executive hereunder are personal and that Executive may not assign this Agreement or any rights or duties under this Agreement. The Company may not assign or otherwise transfer this Agreement to any other entity without the prior written consent of Executive, which consent shall not be unreasonably withheld.

                  (d) Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes all previous written or oral negotiations, commitments and understandings.

                  (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                  (f) Headings. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of any such provisions or of this Agreement, taken as an entirety.

                  (g) Severability. If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this agreement to be invalid or unenforceable, such holding shall in no way affect the validity or enforceability of the remainder of this Agreement, but shall be confined in its operation to the jurisdiction in which made and to the provisions of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

                  (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the conflicts of laws principles thereof.

                  (i) Binding Effects. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns.

                  (j) Acquisitions, Mergers, Etc. Nothing herein contained shall be construed to prevent or limit any acquisition, merger, consolidation, reorganization or other transaction affecting the structure of the Company.

                  (k) Representations, Warranties and Covenants. Executive hereby covenants, warrants and represents that (i) the execution of this Agreement and the discharge of his obligations hereunder will not breach or conflict with any other contract, agreement or understanding between Executive and any other party or parties; (ii) there are no agreements or arrangements, whether written or oral, in effect which would prevent Executive from rendering services to the Company during the term of this Agreement; (iii) Executive has not made and will not make any commitment to do any act in conflict with this Agreement; (iv) upon due execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and legally binding obligation of Executive, enforceable against him in accordance with its terms, subject to (A) the effect of bankruptcy, insolvency, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally or (B) the availability of equitable remedies; and (v) the terms of this Agreement have been fully explained to him, that he understands the nature and extent of the rights and obligations provided under this Agreement, and that he has been given the opportunity to be represented by legal counsel in the negotiation and preparation of this Agreement. Executive understands and agrees that any breach of the representations or warranties in the preceding sentence that results in Executive being prohibited from performing his duties under this Agreement will constitute a material breach for purposes of Section 8(d)(i) of this Agreement, and on or at any time after it is determined that Executive is so prohibited, the Company will be permitted to terminate Executive's employment pursuant to Section 8(d).

                  The Company hereby covenants, warrants and represents that (i) the execution of this Agreement and the discharge of its obligations hereunder will not breach or conflict with any other contract, agreement or understanding between the Company and any other party or parties, (ii) the execution and delivery of this Agreement have been duly and validly authorized by the Company; and (iii) upon due execution and delivery of this Agreement by Executive, this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to (A) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally or (B) the availability of equitable remedies.

                  (l) Waiver. No consent or waiver, express or implied, by any party to or of any breach or default by another party in performance by the breaching party of its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any breach or default by the breaching party in the performance by such breaching party of any other obligations of such breaching party under this Agreement. Failure on the part of any party to object to or complain of any act or failure to act of any of the other parties or to declare any of the other parties in default shall not constitute a waiver of any right or remedy or the ability to object or complain or to declare any default at any time in the future.

                  (m) Survival. The provisions of Sections 5, 6, 7, 8, 10 and 11 shall survive termination of this Agreement.

                  (n) Legal Fees. Each party hereto will be responsible for its own legal fees and costs of counsel in connection with negotiation and preparation of this Agreement, or any proceedings resulting herefrom.

                  (o) Withholding Taxes. The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, municipal or other taxes that shall be required pursuant to any law or governmental regulation.



         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                             OFFICIAL PAYMENTS CORPORATION


                             By:  /s/ Thomas R. Evans
                                 _______________________________________
                                    Thomas R. Evans
                                    Chairman and Chief Executive Officer


                             /s/ Edward J. DiMaria
                             ___________________________________________
                             Edward J. DiMaria